EXHIBIT 3.1

Li3 Energy, Inc.
Resolution Amending Bylaws
Adopted by the Board of Directors
November 14, 2011

RESOLVED, that Section 3.5 of the By-Laws of the Corporation relating to Notice of, and Waiver of Notice of, Special Meetings of the Board of Directors be, and it hereby is, amended in its entirety to read as follows:

3.5      Notice of, and Waiver of Notice of, Special Meetings of the Board of Directors

Unless the Articles of Incorporation provide for a longer or shorter period, notice of any special meeting of the Board of Directors shall be given at least two days prior thereto, orally or in writing, and may be delivered personally, by mail or overnight courier, telephonically, or via email, facsimile or any other form of communication not directly involving the physical transmission of paper that:  (a) creates a record that may be retained, retrieved and reviewed by a recipient of the communication; and (b) may be directly reproduced in paper form by the recipient through an automated process (any “Qualified Electronic Communication”).  Notice shall be deemed given:  (i) three (3) business days after deposited in the United States mail addressed to the director’s business office, with postage thereon prepaid; (ii) one (1) business day after deposit with an overnight courier for overnight delivery to the director’s business office; (iii) immediately upon personal or telephonic delivery or delivery via email, facsimile or other form of Qualified Electronic Communication.

Any director may waive notice of any meeting.  Except as otherwise provided herein, the waiver must be in a signed writing or by transmission of an electronic record by the director entitled to such notice, whether before or after such meeting.  Any such waiver shall be filed with the corporation’s minutes or corporate records.  The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business and at the beginning of the meeting, or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting, and does not thereafter vote for or assent to action taken at the meeting.

Unless required by the Articles of Incorporation or the Act, neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or any waiver of notice of such meeting.